     EXTENSION AND AMENDMENT AGREEMENT dated as of January 25, 1994 among CRI FUNDING CORPORATION (the "Company"), CRIIMI MAE Inc. (formerly known as CRI Insured Mortgage Association Inc.) ("CRIIMI MAE"), CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY ("CIBC"), NATIONAL AUSTRALIA BANK LIMITED, NEW YORK BRANCH ("NAB"), THE FUJI BANK, LTD., NEW YORK BRANCH ("Fuji") (CIBC, NAB and Fuji are referred to collectively as the "Lenders") and CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, as agent for the Lenders (the "Agent").

                                    RECITALS
                                    --------
     The Company, the Lenders and the Agent are parties to an Amended and Restated Letter of Credit and Reimbursement Agreement dated as of February 9, 1993 (the "Credit Agreement") under which the Lenders have made Revolving Credit Loans (as defined therein) to the Company in an aggregate principal amount outstanding on the date hereof of $90,871,000 (the "Outstanding Revolving Credit Loans");

     Under the terms of the Credit Agreement the Commitments (as defined therein) expire on, and the Outstanding Revolving Credit Loans must be repaid by the Company on, January 28, 1994, the Credit Expiration Date thereunder;

     The Revolving Credit Loans are guaranteed under the Amended and Restated Guaranty dated as of February 9, 1993 (the "Guaranty") made by CRIIMI MAE and the obligations of CRIIMI MAE are secured under a Second Amended and Restated Security Agreement dated as of February 9, 1993 among CRIIMI MAE, the Agent, Canadian Imperial Bank of Commerce as Swap Party and Chemical Bank as Collateral Agent (the "Security Agreement");

     The proceeds of Revolving Credit Loans are lent (the "Onlending Loans") by the Company to CRIIMI MAE under the terms of the Amended and Restated Loan Agreement dated as of February 7, 1993 between the Company and CRIIMI MAE (the "Loan Agreement"), which Onlending Loans are repayable on demand by the Company at any time the Company requires funds to pay Revolving Credit Loans;

     The Company has requested the Lenders to extend the repayment of the Outstanding Revolving Credit Loans to enable CRIIMI MAE to try to put in place a new revolving credit facility prior to the repayment of the Outstanding Revolving Credit Loans;

     CIBC and NAB (the "Extending Lenders") are willing to extend repayment of the Outstanding Revolving Credit Loans made by them in the aggregate principal amount of $78,100,523.81 on the terms and conditions set forth herein;

     NAB is willing to make an additional Revolving Credit Loan in a principal amount equal to $3,500,000 to the Company on the terms and conditions as set forth herein;

     Accordingly, the parties hereby agree as follows:

     Section 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

     Section 2.  Extensions.

     (a) The Extending Lenders agree to extend the repayment of the principal of the Outstanding Revolving Credit Loans made by the Extending Lenders in a principal amount outstanding on the date hereof of $54,274,523.81 (in the case of CIBC) and $23,826,000 (in the case of NAB) and the related Master Notes to, and the Company agrees to repay the principal of such Outstanding Revolving Credit Loans and the related Master Notes in full (together with accrued interest and any other amounts then due under the Credit Agreement) on, February 28, 1994 (the "Payment Date"). The principal of such Outstanding Revolving Credit Loans will accrue interest from the Credit Expiration Date to the Payment Date as a Eurodollar Loan, the Eurodollar Rate to be determined by the Agent in accordance with the terms of the Credit Agreement two Business Days prior to the Credit Expiration Date for the period commencing on the Credit Expiration Date and ending on the Payment Date. In addition to the above, NAB hereby agrees, notwithstanding Section 5.1 of the Credit Agreement, to make an additional Revolving Credit Loan to the Company in a principal amount equal to $3,500,000 (the "Additional Revolving Credit Loan"), and the Company agrees to repay the principal of such Additional Revolving Credit Loan and the related Master Note in full (together with accrued interest and any other amounts then due under the Credit Agreement) on the Payment Date. The principal of such Additional Revolving Credit Loan will accrue interest from the date made to the Payment Date as a Eurodollar Loan or as an Alternate Base Rate Loan, as determined by the Company and NAB. The Outstanding Revolving Credit Loans extended hereunder and the Additional Revolving Credit Loan will constitute "Revolving Credit Loans" for all purposes under the Credit Agreement, the related Master Notes, the Guaranty, the Security Agreement and any other related documents, subject to the terms and conditions thereof and entitled to the benefits thereof. In particular, (i) any optional prepayment of the Outstanding Revolving Credit Loans extended hereunder or the Additional Revolving Credit Loan prior to the Payment Date shall be subject to Section 4.2 of the Credit Agreement and (ii) failure by the Company to repay principal thereof or interest thereon on the Payment Date shall, subject to the applicable grace period in the case of interest, constitute an Event of Default under the Credit Agreement.

     (b) The Company agrees not to demand repayment of the principal of any Onlending Loans or the B Notes funded with the Outstanding Revolving Credit Loans extended hereunder or the Additional Revolving Credit Loan prior to the Payment Date. The principal of Onlending Loans funded with Outstanding Revolving Credit Loans extended hereunder will accrue interest as a Eurodollar Loan, the Eurodollar Rate to be determined as set forth in the Credit Agreement and paragraph (a) above for the Outstanding Revolving Credit Loans as extended hereunder. All such Onlending Loans will otherwise continue to be "B Loans" for all purposes under the Loan Agreement, the B Note and related documents, subject to the terms and conditions thereof and entitled to the benefits thereof.

     (c) CRIIMI MAE hereby waives, notwithstanding Section 4.8 of the Security Agreement, any right to the release of any of the Assigned Collateral (as defined in the Security Agreement) in the possession of the Collateral Agent on the date hereof prior to repayment in full of the Outstanding Revolving Credit Loans extended hereunder and the Additional Revolving Credit Loan, unless the aggregate Loan Value is at least $139,300,000 and the Extending Lenders shall have consented to such release, which consent may be oral (followed by writing). CRIIMI MAE hereby agrees to ensure that the aggregate Loan Value shall be at least $139,300,000.

     Section 3. Conditions Precedent. The effectiveness, on the Credit Expiration Date, of the extension by the Extending Lenders and the agreement by NAB to make the Additional Revolving Credit Loan under Section 2 of this Agreement is subject to the following conditions precedent:

     (a) the representations of the Company and CRIIMI MAE set forth in Section 4 hereof, of the Company set forth in Section 7 of the Credit Agreement and any related document and of CRIIMI MAE set forth in the Guaranty, the Security Agreement, the Loan Agreement and any related document shall be true and correct on the Credit Expiration Date as though made on and as of such date;

     (b) no Default or Event of Default under the Credit Agreement or the Loan Agreement shall have occurred and be continuing on the Credit Expiration Date (other than any Default or Event of Default that would result solely from the failure by the Extending Lenders or the Company to extend hereunder);

     (c) the Loan Value of the Assigned Collateral in the possession of the Collateral Agent shall be not less than $139,300,000;

     (d) the Company shall have paid to the Agent and the Lenders all amounts due and payable under the Credit Agreement, the Master Notes and any related document on or prior to the Credit Expiration Date (including accrued interest on all the Outstanding Revolving Credit Loans and the principal amount of the Outstanding Revolving Credit Loan made by Fuji but excluding the aggregate principal amount of the Outstanding Revolving Credit Loans extended hereunder);

     (e) CRIIMI MAE shall have paid to the Collateral Agent, the Agent, the Lenders and the Company any amounts (other than the principal amount of the Onlending Loans extended hereunder) due and payable under the Security Agreement, the Guaranty, the Loan Agreement and any related document on or prior to the Commitment Expiration Date; and

     (f) the Company and CRIIMI MAE shall have complied with any other reasonable request of the Agent or any Extending Lender.

     Section 4. Representations. The Company and CRIIMI MAE each represent and warrant to the Agent and the Lenders, and CRIIMI MAE represents to the Company, that: (i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part and do not and will not (1) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award as currently in effect to which it is subject or of its certificate of incorporation or by-laws,
(2) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or any of its properties is bound, (3) result in, or require, the creation or imposition of any mortgage, deed of trust, assignment, pledge, Lien, security interest or other charge or encumbrance of any nature upon or with respect to any of its properties, (4) require any authorization, consent, approval, license, exemption of or filing with any commission, board, bureau, agency or instrumentality or (5) require the consent of any other Person; (ii) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and to equitable principals, and (iii) no Default or Event of Default under the Credit Agreement or the Loan Agreement exists or will result from the transactions contemplated hereunder.

     Section 5.  Miscellaneous.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     (b) Except at expressly set forth herein, the Credit Agreement, the Master Notes, the Guaranty, the Security Agreement, the Loan Agreement, the B Note and all other related documents shall remain unmodified and in full force and effect. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Credit Agreement, the Master Notes, the Guaranty, the Security Agreement or any related document or of the Company under the Loan Agreement on the B Note, nor, except as expressly provided herein, constitute a waiver of any provision of any such document. In particular, the extensions hereunder shall not be deemed (i) except as expressly provided herein with respect to the Additional Revolving Credit Loan to be made by NAB, an extension of any Commitment under the Credit Agreement, which shall automatically reduce to zero on the Commitment Expiration Date or (ii) an extension of the Outstanding Revolving Credit Loan made by Fuji.

     (c) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     (d) The Company will pay on demand all out-of-pocket costs and expenses of the Agent, including reasonable fees and out-of-pocket expenses of counsel for the Agent, in connection with this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                      CRI FUNDING CORPORATION


                                      --------------------------
                                      By:
                                      Title:


                                      CRIIMI MAE INC. (formerly known as CRI
                                      Insured Mortgage Association Inc.)



                                      --------------------------
                                      By:
                                      Title:


                                      CANADIAN IMPERIAL BANK OF COMMERCE, NEW
                                      YORK AGENCY
                                      as Agent and as Lender


                                      --------------------------
                                      By:
                                      Title:


                                      NATIONAL AUSTRALIA BANK LIMITED, NEW YORK
                                      BRANCH
                                      as Lender


                                      --------------------------
                                      By:
                                      Title:


                                      THE FUJI BANK, LTD., NEW YORK BRANCH as
                                      Lender


                                      --------------------------
                                      By:
                                      Title:

Acknowledged and Agreed:
- -----------------------
CHEMICAL BANK
as Collateral Agent


- --------------------------
By:
Title:


CANADIAN IMPERIAL BANK OF COMMERCE
as Swap Party


- --------------------------
By:
Title: